Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE FIRST QUARTER OF FISCAL 2006

Oakland, CA – May 5, 2006 — Cost Plus, Inc. (Nasdaq:CPWM) announced total revenue for the first quarter ended April 29, 2006 was $213.0 million, a 6.5% increase from $200.0 million for the first quarter ended April 30, 2005, and $2.0 million below the low end of its prior guidance. Same store sales for the first quarter decreased 4.3%, compared to a 1.9% decrease for the first quarter of fiscal 2005.

Barry Feld, President and CEO, commented: “Our first quarter sales results were mixed. Consumables grew at a faster rate than Home Furnishings, increasing its penetration by approximately 170 basis points over last year due to a longer Easter selling season and strong performance in the Savories, Snacks and Beverage categories. Sales in Home Furnishings fell below projections, primarily as a result of poor sell- through in Upholstered Furniture, Outdoor Furniture, Textiles and Glassware. However, there were areas that performed well including Dining Furniture, Jewelry & Accessories, Kitchen, Candles, Framed Art, Toys and our Easter merchandise.”

The Company will release its first quarter results after market close on May 18, 2006 and will host a conference call at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1986 or (212) 676-5360. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21291636, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, May 19, 2006. Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of April 29, 2006, the Company operated 272 stores in 34 states compared to 238 stores in 30 states as of April 30, 2005.

Contact:

Tom Willardson

(510) 808-9119